Exhibit 99.1

Mesa Air Group Announces Third Quarter Fiscal Year 2019 Results

August 8, 2019

PHOENIX, August 8, 2019 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported third quarter Fiscal Year 2019 financial and operating results.

Highlights for Third Quarter Fiscal Year 2019 (ending June 30, 2019)

•	Net Income of $3.0 million or $0.09 per diluted share
•	Adjusted Net Income[1] of $10.4 million or $0.30 per diluted share
•	Pre-tax income of $3.9 million compared to ($14.6) million for Q3 FY 2018
•	Adjusted Pre-tax income[1] of $13.4 million compared to $11.6 million for Q3 FY 2018
•	Block hours up 10.8% compared to Q3 FY 2018 and 14.3% compared to YTD FY 2018
•	Contract Revenue up by 6.5% compared to Q3 FY 2018 and 8.4% compared to YTD FY 2018
•	Purchased and financed 10 CRJ-700 aircraft previously leased from GECAS

Mesa’s Q3 2019 results reflect net income of $3.0 million, or $0.09 per diluted share, compared to net income of ($11.1) million, or ($0.48) per diluted share for Q3 2018.  Excluding special items, which includes $9.5 million of non-cash one-time expense related to the termination of ten leased aircraft subsequently purchased, adjusted net income1 was $10.4 million for Q3 2019, compared to $8.8 million for Q3 2018. Mesa’s Q3 2019 pre-tax income was $3.9 million, compared to ($14.6) million for Q3 2018.  Excluding special items, adjusted pre-tax income1 was $13.4 million for Q3 2019, compared to $11.6 million for Q3 2018. In addition, Mesa’s Adjusted EBITDA1 for Q3 2019 was $45.9 million, compared to $41.7 million in Q3 2018 and Adjusted EBITDAR1 was $58.8 million, compared to $59.7 million in Q3 2018.

On June 14, 2019 the company finalized the purchase of 10 CRJ-700 aircraft, previously leased from GECAS, for $70.0 million and financed the entire purchase price of $70.0 million with a four-year term loan.

Mesa operated 114,042 block hours during Q3 2019, an increase of 10.8% from Q3 2018 of 102,939. Operationally, we ran a 99.4% controllable completion factor and a 95.9% total completion factor, which includes weather and other uncontrollable cancellations.

During the quarter, we experienced significant operational challenges in our American operation, with one aircraft unavailable following a ground damage incident and two aircraft unavailable due to extended c-check turn times caused by Bombardier labor shortages. These three aircraft were unavailable for nearly all of Q3, which resulted in us operating with an insufficient number of spare aircraft. These events, combined with an industry-wide avionics failure impacting CRJ-900 aircraft, resulted in us failing to meet the new performance criteria, and American elected to remove two aircraft from the capacity purchase agreement effective November 2, 2019.

“Q3 presented a number of short term operational challenges.  Although our operational performance did not meet our expectations, I believe our employees achieved far better results than anticipated given the lack of spare aircraft.  We expect by the end of August to have the full fleet available.” said Brad Rich, Executive Vice President and Chief Operating Officer.  “During the quarter we implemented a number of initiatives that improved operational performance and, unfortunately, this short-term lack of spare aircraft negated our efforts.”

Mike Lotz, President and Chief Financial Officer continued, “Our Q3 FY 2019 year to date diluted EPS of $1.01 and adjusted diluted EPS1 of $1.30 compares favorably to Q3 FY 2018 year to date diluted EPS of $0.58 and adjusted diluted EPS1 of $0.52.  The decrease in financial performance for Q3 FY 2019 versus Q2 FY 2019 was primarily driven by the timing of heavy maintenance events, an increase in pilot and pilot training expense based on the expectation that we will require additional pilots going forward as well as an uptick in line maintenance expense. During the quarter we also finalized the purchase and financing of 10 CRJ-700 aircraft, reducing the total number of leased aircraft with third parties to 18.”

“I would like to thank our people for their performance in light of the obstacles we faced. Despite this quarter’s challenges, we believe we remain well positioned to take advantage of future opportunities.  For the first three quarters of fiscal year 2019 we increased block hours by 14.3%, contract revenue by $40 million and decreased total operating expense per block hour by 17.7% compared to the same period last year,” stated Jonathan Ornstein, Chairman and Chief Executive Officer. “We continue to make significant investments primarily in pilot training and our maintenance capabilities.”

[1]	See Reconciliation of non-GAAP financial measures

Outlook

The Company is providing the following guidance for the fourth quarter of FY 2019:

Fleet, Block Hours, Engine Expenses – Actual and Forecast (unaudited)

		FY '18 Q4	FY '19 Q1	FY '19 Q2	FY '19 Q3	FY '19 Q4
		Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended
		Sep '18	Dec '18	Mar '19	Jun '19	Sep '19
Fleet Count	Partner	(Actual)	(Actual)	(Actual)	(Actual)	(Forecast)
E-175	United	60	60	60	60	60
CRJ-900	American	64	64	64	62	62
CRJ-700	United	20	20	20	20	20
Total CPA		144	144	144	142	142
Non-CPA
CRJ-900	Unassigned	—	—	—	2	2
CRJ-200	Unassigned	1	1	1	1	1
Total Fleet		145	145	145	145	145

Production
Block Hours		112,475	115,000	112,030	114,042	116,600
Block Hours per day per Aircraft		8.5	8.7	8.6	8.8	8.9

Non Pass-Through Engine Expense		$2.4	$2.6	$5.6	$9.5	$8.7

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three and nine months ended June 30, 2019 and the three and nine months ended June 30, 2018. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended June 30, 2019
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	3,863	(856)	3,007	$0.09
FY19 Adjustments (1)	9,540	(2,114)	7,426
Adjusted Income	13,403	(2,970)	10,433	$0.30

Interest Expense	13,496
Interest Income	(733)
Depreciation and Amortization	19,761
Adjusted EBITDA	45,927

Aircraft Rent	12,875
Adjusted EBITDAR	58,802

	Three months ended June 30, 2018
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income/(Loss)	(14,630)	3,495	(11,135)	$(0.48)
FY18 Adjustments (2)(3)	26,193	(6,257)	19,936
Adjusted Income	11,563	(2,762)	8,801	$0.37

Interest Expense	14,118
Interest Income	(11)
Depreciation and Amortization	16,013
Adjusted EBITDA	41,683

Aircraft Rent	17,975
Adjusted EBITDAR	59,658

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Nine months ended June 30, 2019

	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income	46,228	(10,891)	35,337	$1.01
FY19 Adjustments (1)(4)	13,156	(2,915)	10,240
Adjusted Income	59,384	(13,805)	45,577	$1.30

Interest Expense	42,110
Interest Income	(1,188)
Depreciation and Amortization	57,528
Adjusted EBITDA	157,834

Aircraft Rent	41,104
Adjusted EBITDAR	198,938

	Nine months ended June 30, 2018

	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income/(Loss)	(10,815)	24,676	13,861	$0.58
FY18 Adjustments (2)(3)(5)(6)	27,165	(28,640)	(1,475)
Adjusted Income	16,350	(3,964)	12,386	$0.52

Interest Expense	41,592
Interest Income	(30)
Depreciation and Amortization	47,611
Adjusted EBITDA	105,523

Aircraft Rent	54,557
Adjusted EBITDAR	160,080

Adjustments:

1)	Includes lease termination expense of $9.5 million related to the acquisition of ten CRJ-700 aircraft previously leased during the three months ended June 30, 2019
2)	Includes lease termination expense of $15.1 million related to the acquisition of nine CRJ-900 aircraft previously leased during the three months ended June 30, 2018
3)

Includes an adjustment of $11.1 million in General and Administrative expense related to an increase in accrued compensation as a result of the increase in the fair value of the Company’s common stock during the three months ended June 30, 2018

4)	Includes adjustment for loss on extinguishment of debt of $3.6 million related to repayment of the Company’s Spare Engine Facility during the nine months ended June 30, 2019
5)	Includes adjustment for $1.0 million of financing fees written off during the nine months ended June 30, 2018
6)	Includes adjustment for tax benefit resulting from the Tax Cuts and Jobs Act enacted during Q1 2018. The Act reduces the corporate tax rate to 21 percent, effective January 1, 2018

Mesa Air Group will host a conference call with analysts on Friday, August 9 at 1:00pm EDT/10:00am PDT. The conference call number is 888-469-2054 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/m6/p/ndxbvumn. A recorded version will be available on Mesa’s website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group is the commercial aviation holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 138 cities in 42 states, the District of Columbia, Canada, Mexico, Cuba, and the Bahamas. As of July 31, 2019, Mesa operated a fleet of 145 aircraft with approximately 761 daily departures and 3,400 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Forward-Looking Statements

This news release contains forward looking statements, including, but not limited to, (i) the fleet and block hours forecast of Mesa for the fourth quarter of fiscal 2019 and (ii) the major non pass-through engine overhaul expense forecast for the same fiscal periods. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Operating revenues:
Contract revenue	$170,366	$159,916	$510,586	$470,820
Pass-through and other	9,858	11,823	24,941	33,243
Total operating revenues	180,224	171,739	535,527	504,063

Operating expenses:
Flight operations	53,025	51,795	155,636	155,602
Fuel	211	151	433	349
Maintenance	54,322	48,290	139,504	154,046
Aircraft rent	12,875	17,975	41,104	54,557
Aircraft and traffic servicing	978	848	2,977	2,592
General and administrative	12,435	22,066	38,121	43,333
Depreciation and amortization	19,761	16,013	57,528	47,611
Lease termination	9,540	15,109	9,540	15,109
Total operating expenses	163,147	172,247	444,843	473,199
Operating income (loss)	17,077	(508)	90,684	30,864

Other (expenses) income, net:
Interest expense	(13,496)	(14,118)	(42,110)	(41,592)
Interest income	733	11	1,188	30
Loss on extinguishment of debt	—	—	(3,616)	—
Other income (expense)	(451)	(15)	82	(117)
Total other (expense), net	(13,214)	(14,122)	(44,456)	(41,679)

Income (loss) before taxes	3,863	(14,630)	46,228	(10,815)
Income tax expense (benefit)	856	(3,495)	10,891	(24,676)
Net income (loss)	$3,007	$(11,135)	$35,337	$13,861

Net income (loss) per share attributable to common shareholders
Basic	$0.09	$(0.48)	$1.02	$0.59
Diluted	$0.09	$(0.48)	$1.01	$0.58

Weighted-average common shares outstanding
Basic	34,835	23,336	34,683	23,298
Diluted	35,112	23,336	35,051	23,772

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	June 30, 2019	September 30, 2018
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$79,909	$103,311
Marketable securities	—	19,921
Restricted cash	3,647	3,823
Receivables - less allowance for doubtful accounts	7,902	14,290
Expendable parts and supplies - less obsolescence allowance	20,268	15,658
Prepaid expenses and other current assets	46,425	40,914
Total current assets	158,151	197,917

PROPERTY AND EQUIPMENT, NET	1,286,022	1,250,829
INTANGIBLES, NET	9,984	11,341
LEASE AND EQUIPMENT DEPOSITS	1,977	2,598
OTHER ASSETS	9,849	9,703
TOTAL	1,465,983	1,472,388

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of debt and capital leases	$163,623	$155,170
Accounts payable	33,585	54,307
Accrued compensation	14,492	12,208
Other accrued expenses	34,152	29,696
Total current liabilities	245,852	251,381

NONCURRENT LIABILITIES:
Long-term debt and capital leases - excluding current portion	717,546	760,177
Deferred credits	13,401	15,393
Deferred income taxes	50,695	39,797
Other noncurrent liabilities	25,755	31,173
Total noncurrent liabilities	807,397	846,540
Total liabilities	1,053,249	1,097,921

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 27,969,475 (2019) and 23,902,903 (2018) shares issued and outstanding, and 6,780,297 (2019) and 10,614,990 (2018) warrants issued and outstanding	237,613	234,683
Retained earnings	175,121	139,784
Total stockholders' equity	412,734	374,467
TOTAL	$1,465,983	$1,472,388

Operating Highlights (unaudited)

	Three months ended			Nine months ended
	June 30			June 30
	2019	2018	Change	2019	2018	Change
Available Seat Miles (thousands)	2,724,961	2,440,278	11.7%	8,088,146	7,061,658	14.5%
Block Hours	114,042	102,939	10.8%	341,071	298,498	14.3%
Departures	61,798	57,782	7.0%	182,557	164,825	10.8%
Average Stage Length (miles)	580	555	4.5%	582	563	3.4%
Passengers	3,770,683	3,490,710	8.0%	10,874,745	9,823,231	10.7%

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.
Investor Relations
Brian Gillman
Investor.Relations@mesa-air.com
(602) 685-4010